Exhibit 99.1

Five Prime Therapeutics Announces First Quarter 2015 Financial Results

SOUTH SAN FRANCISCO, Calif., May 13, 2015, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (NASDAQ:FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the first quarter ending March 31, 2015.

“We made important progress in all of our programs during the first quarter of 2015 and remain on track to deliver on a number of key milestones over the next 12 months,” said Lewis T. “Rusty” Williams, M.D., Ph.D., Founder and Chief Executive Officer of Five Prime. “For FPA008, our CSF1 receptor antibody, we anticipate initiating two additional clinical trials in mid-2015: the first is the nivolumab combination study in six tumor types through our clinical trial collaboration with Bristol Myers-Squibb (BMS) and the second is our trial in pigmented villonodular synovitis (PVNS). Also by year end, we plan to report initial data from the open-label portion of our ongoing study of FPA008 in rheumatoid arthritis (RA) patients. With regard to FPA144, our FGF receptor 2b antibody, we continue to enroll our Phase 1 study and plan to move into selected gastric cancer patients by the end of 2015. Finally, for FP-1039, our FGF ligand trap, we anticipate that GSK will present preliminary data from the Phase 1b trial at a scientific meeting this year. Importantly, the public offering of common stock we completed in January further strengthened our financial resources, so we remain well positioned to achieve these and our other planned milestones.”

Business Highlights and Recent Developments

Pipeline:

•	FPA008: FPA008 targets macrophages and monocytes, which are activated or elevated in multiple disease settings. In cancer, tumor-associated macrophages suppress the immune system’s ability to kill cancer cells. In joint diseases, such as PVNS and RA, synovial macrophages play a central role in the disease process.

¡	Advanced Preparations in Immuno-Oncology Clinical Trial Collaboration with BMS for FPA008. Five Prime continues to prepare for the initiation of its Phase 1a/1b clinical trial in mid-2015 to explore the combination of FPA008 and nivolumab, BMS’s PD-1 immune checkpoint antibody, in multiple tumor types. The trial will evaluate the safety, tolerability and preliminary efficacy of combining FPA008 with nivolumab in patients with non-small cell lung cancer, melanoma, head and neck cancer, pancreatic cancer, colorectal cancer and malignant glioma. Five Prime expects to complete Phase 1a dose escalation and expand into Phase 1b with the selected dose of FPA008 in late 2015 or early 2016.

¡	Prepared to Initiate Phase 1/2 Clinical Trial of FPA008 in PVNS. Five Prime recently obtained IND clearance and will soon begin enrollment in its Phase 1/2 clinical trial of FPA008 in PVNS, an orphan indication and a tumor driven by the CSF1 receptor pathway. Five Prime anticipates that preliminary efficacy data from the Phase 1 portion of this trial could be available by the end of 2015 or early 2016.

¡	Continued Dosing RA Patients in Open-Label Portion of Phase 1 Clinical Trial of FPA008. Five Prime continues to dose FPA008 in RA patients with active disease who are on methotrexate in part 3 of its Phase 1 clinical trial. The Company plans to report preliminary open-label data in RA patients by the end of 2015.

•

Continued Enrollment in the Phase 1 Clinical Trial of FPA144. Five Prime continues to enroll patients in its Phase 1a/1b clinical trial of FPA144. The dose escalation portion of the trial is initially enrolling patients with gastric cancer or other solid tumors. The dose expansion portion of the trial will subsequently enroll selected gastric cancer patients with FGFR2b protein overexpression or FGFR2 gene amplification in their tumors as identified by molecular diagnostic assays. Five Prime expects to complete the dose escalation portion of the trial and begin expansion in selected gastric cancer patients by the end of 2015, and anticipates preliminary data from the dose escalation portion of the trial by the end of 2015 or early 2016.

•	Continued Enrollment in the Phase 1b Clinical Trial of FP-1039/GSK3052230 in Non-Small Cell Lung Cancer and Mesothelioma. GlaxoSmithKline (GSK) continues to enroll patients in all three arms of the Phase 1b clinical trial of FP-1039 combined with standard doses of chemotherapy. Arms A and B are enrolling patients with newly-diagnosed or recurrent squamous non-small cell lung cancer (NSCLC) whose tumors have amplification of the FGF receptor 1 gene. Arm C is enrolling patients with malignant pleural mesothelioma. One of the three arms has advanced into expansion phase of the trial. GSK plans to present preliminary efficacy data at a scientific meeting by the end of 2015.

Internal Research:

•	Furthered Progress in Internal Immuno-Oncology Research Program. Five Prime continues to advance its internal immuno-oncology product candidates toward preclinical development and has initiated fully human antibody campaigns to multiple targets. The company recently provided background on its immuno-oncology discovery methods and preclinical data on novel immune checkpoint candidates during its webcast Research and Development Day [http://investor.fiveprime.com/eventdetail.cfm?EventID=159146]. Five Prime plans to present further updates at scientific conferences and aims to have one new IND per year beginning in 2017.

Finance:

•	Completed January 2015 Public Offering of Common Stock. In January 2015, Five Prime completed an underwritten public offering of common stock, raising net proceeds of $78.7 million.

Summary of Financial Results and Guidance:

•	Cash Position. Cash, cash equivalents and marketable securities totaled $217.1 million on March 31, 2015 compared to $149.1 million on December 31, 2014. The increase was primarily attributable to Five Prime’s January 2015 public offering of common stock offset by cash used in operations.

•	Revenue. Collaboration revenue for the first quarter of 2015 increased by $0.8 million, or 23%, to $4.3 million from $3.5 million in the first quarter of 2014, primarily due to revenue recognized under the immuno-oncology research collaboration with BMS.

•	R&D Expenses. Research and development expenses for the first quarter of 2015 increased by $2.3 million, or 26%, to $11.2 million from $8.9 million in the first quarter of 2014. This increase was primarily related to advancing the FPA008 development program into additional indications and expanding our internal immuno-oncology research activities.

•	G&A Expenses. General and administrative expenses for the first quarter of 2015 increased by $0.9 million, or 27%, to $4.2 million from $3.3 million in the first quarter of 2014. This increase was primarily due to increases in personnel related expenses, including non-cash stock-based compensation.

•	Net Loss. Net loss for the first quarter of 2015 was $11.0 million, or $0.44 per basic and diluted share, compared to a net loss of $8.6 million, or $0.46 per basic and diluted share, for the first quarter of 2014. This increase in net loss was primarily related to advancing the FPA008 development program into additional indications and expanding internal immuno-oncology discovery activities.

Updated 2015 Cash Guidance. Five Prime expects full-year 2015 net cash used in operating activities to be between $59 and $63 million and estimates ending 2015 with between $165 and $170 million in cash, cash equivalents and marketable securities. Five Prime expects to have cash to fund operations into the first half of 2018, without entering into any additional collaboration agreements or receiving any future milestone payments. This provides sufficient runway to move Five Prime’s three clinical programs beyond efficacy data readouts and to move one or more new immuno-oncology candidates into clinical trials.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 43916279. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical results regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2015 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2015; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Five Prime Therapeutics, Inc.

Selected Balance Sheets Data

(in millions)

	March 31,	December 31,
	2015	2014
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$217.1	$149.1
Total assets	224.6	155.6
Total current liabilities (excluding deferred revenue)	7.2	7.9
Deferred revenue (in total, including short term portion)	60.6	60.6
Total stockholders’ equity	154.8	85.2

Five Prime Therapeutics, Inc.

Condensed Statements of Operations

(in millions except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
Collaboration revenue	$4.3	$3.5

Operating expenses:
Research and development	11.2	8.9
General and administrative	4.2	3.3

Total operating expenses	15.4	12.2
Interest income	0.1	—

Net loss	$(11.0)	$(8.6)

Basic and diluted net loss per common share	$(0.44)	$(0.46)

Shares used to compute basic and diluted net loss per common share	25.1	18.8